Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The Home Depot, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-178933, 333-183621) on Form S-3 and (Nos. 333-61733, 333-38946, 333-151849, 333-182374, 333-56722, 333-125331, 333-153171, 333-125332) on Form S-8 of The Home Depot, Inc. of our reports dated March 28, 2013, with respect to the Consolidated Balance Sheets of The Home Depot, Inc. and subsidiaries as of February 3, 2013 and January 29, 2012, and the related Consolidated Statements of Earnings, Comprehensive Income, Stockholders' Equity, and Cash Flows for each of the fiscal years in the three-year period ended February 3, 2013, and the effectiveness of internal control over financial reporting as of February 3, 2013, which reports appear in the February 3, 2013 annual report on Form 10-K of The Home Depot, Inc.
/s/ KPMG LLP

Atlanta, Georgia
March 28, 2013